WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.























                    VANDERBILT SQUARE CORP. AND SUBSIDIARIES

                     REPORT ON EXAMINATION OF CONSOLIDATED

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


















                                 CONTENTS


                                                             PAGE

INDEPENDENT AUDITOR'S REPORT. . . . . . . . . . . . . . . . .  1

CONSOLIDATED BALANCE SHEET. . . . . . . . . . . . . . . . . .  2

CONSOLIDATED STATEMENT OF OPERATIONS. . . . . . . . . . . . .  3

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY. . . . . . . .  4

CONSOLIDATED STATEMENT OF CASH FLOWS. . . . . . . . . . . . .  5

NOTES TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . 6 - 13















Board of Directors and Shareholders
Vanderbilt Square Corp. and Subsidiaries
Boca Raton, Florida


                     INDEPENDENT AUDITOR'S REPORT

I have audited the accompanying consolidated balance sheet of Vanderbilt
Square Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and shareholders' equity and cash flows for each of the three years ended December 31, 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vanderbilt
Square Corp. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the three years ended December 31, 1997, in conformity with generally accepted accounting principles.





Thomas W. Klash
Certified Public Accountant
Hollywood, Florida
February 9, 1998 except for Note N,
as to which the date is March 19, 1998.




                  VANDERBILT SQUARE CORP. AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEET
                       DECEMBER 31, 1997 AND 1996


                               ASSETS

                                                 1997          1996
Current Assets:
   Cash and cash equivalents                  $ 179,795      $ 250,209
   Notes receivable - current:
     Affiliate                                      -           38,478
     Other                                          -           20,544
   Accounts receivable:
     Other                                          -            4,334
   Investment in marketable trading
     securities - at market                      16,143        443,067
   Accrued interest receivable                      -              143
   Net investment in direct financing
     leases - current                               -            3,453
   Prepaid income taxes                             -            3,749

       TOTAL CURRENT ASSETS                     195,938        763,977

INVESTMENT IN UNCONSOLIDATED SUBSIDIARY             -          250,008

NOTES RECEIVABLE - NONCURRENT
   Affiliate                                        -           34,347
   Other                                            -            6,733

NET INVESTMENT IN DIRECT FINANCING
   LEASES - noncurrent                              -            8,854

                                              $ 195,938     $1,063,919















See accompanying notes to consolidated financial statements.



                                  -2(a)-


                  VANDERBILT SQUARE CORP. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEET
                         DECEMBER 31, 1997 AND 1996




                  LIABILITIES AND SHAREHOLDERS' EQUITY



                                                 1997          1996
CURRENT LIABILITIES:
   Accounts payable and accrued expenses    $   17,083       $ 40,109
   Deferred income taxes - current                 -            8,338

       TOTAL CURRENT LIABILITIES                17,083         48,447

DEFERRED INCOME TAXES - NON CURRENT                -            3,226
                                                17,083         51,673

SHAREHOLDERS' EQUITY
   Common stock $.0001 par value,
     authorized 50,000,000 shares,
     issued 16,490,756 shares in 1997
     and 1996; outstanding 16,490,756
     in 1997 and 16,398,356 in 1996              1,649          1,649
   Additional paid-in capital                1,137,363      1,137,363
   Retained earnings (deficiency)             (960,157)      (116,734)
                                               178,855      1,022,278
   Less treasury stock - 92,400 shares
     in 1996 - at cost                             -           10,032
                                               178,855      1,012,246

                                             $ 195,938     $1,063,919















See accompanying notes to consolidated financial statements.



                                  -2(b)-



                  VANDERBILT SQUARE CORP. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENT OF OPERATIONS
                    THREE YEARS ENDED DECEMBER 31, 1997



                                        1997         1996         1995
REVENUES:
   Interest and dividend income    $    32,101   $    39,424      $    33,448
   Income realized from
     sale of marketable
     equity securities                 111,578       187,493           47,317
   Consulting fees                         -             -             18,000
   Direct finance lease income             604           985              945
                                       144,283       227,902           99,710

OPERATING EXPENSES:
   Selling, general and
     administrative expenses           124,419       225,097           85,046
   Provision for loss on market
     decline of marketable
     trading securities                  5,628       (55,588)           6,549
                                       130,047       169,509           91,595

INCOME (LOSS) FROM OPERATIONS           14,236        58,393            8,115

OTHER INCOME (EXPENSE)
   Equity in earnings (loss) of
     unconsolidated subsidiary             -          26,453           (8,595)
   Loss on sale of subsidiary           (5,988)          -               -

INCOME (LOSS) BEFORE INCOME TAXES        8,248        86,846             (480)

PROVISION (CREDIT) FOR INCOME
   TAXES - DEFERRED                    (12,592)       25,403           (1,978)

NET INCOME (LOSS)                  $    20,840   $    59,443      $     1,498

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING        16,437,088    14,847,281       14,224,096

NET INCOME (LOSS) PER COMMON
   SHARES                          $       -     $       -        $      -








See accompanying notes to consolidated financial statements.



                                    -3-

                 VANDERBILT SQUARE CORP. AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                   THREE YEARS ENDED DECEMBER 31, 1997


                                    Common Stock
                                  $.0001 Par Value             Additional   Retained
                               Authorized 50,000,000 Shares    Paid-In      Earnings      Treasury
                                  Shares      Amount           Capital      (Deficit)     Stock       Total
Balance - December 31, 1994     14,429,750   $ 1,499           $ 970,557    $ (10,719)    $  (36,239) $ 925,098

  Purchase of Treasury Stock      (826,900)      -                  -             -          (71,477)   (71,477)

  Sale of Treasury Stock           333,000       -                  -             -           24,981     24,981

  Net income for the period            -         -                  -           1,498            -        1,498

Balance - December 31, 1995     13,935,850     1,499             970,557       (9,221)       (82,735)   880,100

  10% Stock Dividend             1,499,156       150             166,806     (166,956)           -          -

  Purchase of Treasury Stock      (249,100)      -                  -             -          (33,070)   (33,070)

  Sale of Treasury Stock         1,212,450       -                  -             -          105,773    105,773

  Net income for the period            -         -                  -          59,443           -        59,443

Balance - December 31, 1996     16,398,356     1,649           1,137,363     (116,734)       (10,032) 1,012,246

  Sale of Treasury Stock            92,400       -                  -             -           10,032     10,032

  Dividend distribution                -         -                  -        (864,263)          -      (864,263)

  Net income for the period            -         -                  -          20,840           -        20,840

Balance - December 31, 1997     16,490,756  $  1,649          $1,137,363    $(960,157)    $     -     $ 178,855






See accompanying notes to consolidated financial statements.


                                                                -4-

                     VANDERBILT SQUARE CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      THREE YEARS ENDED DECEMBER 31, 1997



               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                        1997           1996         1995
CASH FLOWS FROM OPERATING
ACTIVITIES:
  Net income                         $  20,840     $  59,443    $    1,498
   Adjustments to reconcile net
     income to net cash provided
     by (used in) operating
     activities:
     (Gain) on sale of
       marketable securities          (111,578)     (187,493)      (47,317)
     Loss on sale of wholly-owned
       subsidiary                        5,988           -             -
     Equity in (earnings) loss
       of unconsolidated subsidiary        -         (26,453)        8,595
     Allowance for market decline
       of securities                     5,628       (55,588)        6,549
     Write off of uncollectible
       notes                               -          74,000        10,000
   Changes in operating assets
     and liabilities:
     Increase (decrease)in accounts
       payable and accrued expenses    (23,026)        5,291       (42,797)
     (Increase) decrease in
       accrued interest receivable         143           894          (334)
     Decrease (increase) in
       deferred income taxes           (11,564)       25,403        (1,978)
     (Increase) decrease in account
       receivable - other                4,334        22,331        (6,456)
     (Decrease) increase in income
       taxes payable/pre-paid            3,749        (9,741)          326
     Proceeds from sale of
       marketable securities           245,107       728,716       236,496
     Purchase of marketable
       securities                      (76,642)     (531,320)     (596,177)

NET CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES                   62,979       105,483      (431,595)



Continued on next page



                                   -5(a)-


                    VANDERBILT SQUARE CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      THREE YEARS ENDED DECEMBER 31, 1997


              INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                       1997           1996         1995
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Loan advance to affiliates         (160,000)      (74,043)     (3,000)
  Principal collections of loans
    to affiliates                     193,907        15,695      30,741
  Advances paid on notes
    receivable - other                 (6,500)       (9,250)    (68,500)
  Principal collections of notes
    receivable - other                 13,161        32,229     186,144
  Principal collections on direct
    financing leases                    2,272         3,379       5,769
  Purchase of equipment for lease         -          (7,100)        -
  Proceeds from sale of
    investments in
    unconsolidated subsidiaries        44,511         4,753     469,255
  Investment in unconsolidated
    subsidiaries                     (220,744)      (18,119)    (19,628)

NET CASH PROVIDED BY (USED IN)
  INVESTING ACTIVITIES               (133,393)      (52,456)    600,781

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                (70,414)       53,027     169,186

CASH AND CASH EQUIVALENTS -
  Beginning of year                   250,209       197,182      27,996

CASH AND CASH EQUIVALENTS -
  End of Year                      $  179,795     $ 250,209    $ 197,182









See accompanying notes to consolidated financial statements.



                                  -5(b)-

                  VANDERBILT SQUARE CORP. AND SUBSIDIARIES
                      NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1997 AND 1996



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries, Hi-Tech
Leasing, inc., and Professional Programmers, Inc. through the date of their disposition. All significant intercompany accounts and transactions have been eliminated. The financial statements of Hi-Tech Leasing, Inc., are included in consolidation for its year ended November 30, 1995 and 1996 in order to expedite preparation of financial statements and to coincide with the taxable year of the Company.

Revenue Recognition - Prior to the disposition of Hi-Tech Leasing, Inc., the
Company leased equipment under agreements accounted for as direct financing leases. Under this accounting method, the gross investment in the leases is recorded as the total of the minimum lease payments plus the unguaranteed residual salvage value of the property. The excess of the gross investment over the cost of the property represents unearned income, and this is deducted from the gross investment to arrive at the net investment in the direct financing leases. The unearned interest income is amortized to income over the term of the leases using the "interest method" so as to produce a constant periodic rate of return on the net investment in the leases.

Investments in Marketable Trading Securities - The Company's investment in marketable trading securities consists of trading securities as defined in FASB Statement No. 115. Trading securities are carried at market value in the accompanying balance sheet. Unrealized gains and losses resulting from fluctuations in the market price of the related securities are currently reflected in the statement of operations.

Net Income (Loss) Per Common Share - Net income (loss) per common share was computed by dividing the net income (loss) for each period by the weighted average number of common shares outstanding during each period.

The Company's adoption of FAS-12B, earnings per share, did not have a significant impact upon reported per share amounts.




                                    -6-

                  VANDERBILT SQUARE CORP. AND SUBSIDIARIES
                      NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1997 AND 1996

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents - For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Income Taxes - Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits are more likely than not.

Account Estimates - The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE B - NOTES RECEIVABLE - AFFILIATES
                                                           1996
         10% Note Receivable - Due from a company
         whose shareholder is an officer and director
         of the Company - unsecured and due on demand   $ 25,000

         8% Note Receivable - Due from an individual
         who is an officer and director of the Company
         - collateralized by transportation equipment
         - payable in monthly installments of $488,
         including interest, thru November 15, 2000       20,000

         10% Note Receivable - Due from a company
         whose shareholder is an officer and
         director of the Company - collateralized
         by transportation equipment - payable
         in monthly installments of $937, including
         through September 15, 1999                       27,647

         Other                                               178
                                                          72,825

         Deduct noncurrent portion                        34,347

                                                        $ 38,478

Interest income relating to notes from related parties amounts to $4072 in 1997 and $1,334 in 1996.

                                    -7-


                  VANDERBILT SQUARE CORP. AND SUBSIDIARIES
                      NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1997 AND 1996



NOTE C - NOTES RECEIVABLE - OTHER

         Notes receivable - Other - consist of the following:

                                                          1996
         8% - 12% Notes Receivable -
         Collateralized by transportation
         and other equipment.  Payments
         are due in various monthly
         installments through
         November 15, 1998                             $ 23,797

         10% Notes Receivable -
         Collateralized by equipment
         having fair market value
         exceeding the principal balance
         of the respective note. The
         notes are due in various monthly
         installments of through
         October 1, 1997                                  3,480
                                                         27,277

         Deduct noncurrent portion                        6,733
                                                       $ 20,544



Interest earned on the above notes amounts to $1,538 in 1997 and $9,644 in 1996.


NOTE D - INVESTMENT IN MARKETABLE TRADING SECURITIES

At December 31, 1997, the Company's investment in marketable trading securities consisted entirely of trading securities as follows:

                                        Cost     Market Value

         Investment in corporate
           trading securities        $ 40,180     $ 16,143


Unrealized gains (losses) on changes in market values of marketable trading securities amounted to $(5,628) in 1997 and $55,588 in 1996.




                                 -8-


               VANDERBILT SQUARE CORP. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1997 AND 1996


NOTE E - NET INVESTMENT IN DIRECT FINANCING LEASES

The Company's operations included leasing various types of equipment which were classified as direct financing leases. These leases are summarized as follows at December 31, 1996:

                                            1996

         Total minimum lease payment
           to be received                $ 14,017

         Add: unguaranteed residuals          -

           Gross investment in leases      14,017

         Deduct: unearned interest
                  income                    1,710

           Net investment in direct
           financing leases                12,307

         Deduct: current portion            3,453

         Noncurrent portion              $  8,854

The Company had no investment in direct financing leases at December 31, 1997.


NOTE F - INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

At December 31, 1996, the Company owned a 27.7% interest in Corrections
Services, Inc. ("CSI"). The investment was accounted for using the equity method for recognizing income or loss from its investment.

On July 28, 1997, Vanderbilt Square Corp. received 2,000,000 additional shares of CSI authorized, but previously unissued restricted Common Stock in exchange for the sale of its entire investment in Hi-Tech Leasing, Inc. Fair value of the common shares received amounted to $731,000. The Company reported a loss on the disposition of Hi-Tech Leasing, Inc. amounting to $5,988 as reflected in the accompanying consolidated statement of operations for the year ended
December 31, 1997.




                                   -9-

                 VANDERBILT SQUARE CORP. AND SUBSIDIARIES
                      NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1997 AND 1996



NOTE F - INVESTMENT IN UNCONSOLIDATED SUBSIDIARY (Cont'd)

On August 28, 1997, Vanderbilt Square Corp. distributed substantially all of its investment in CSI to the Company's shareholders. Vanderbilt Square
Corp.'s shareholders received .17 shares of CSI Common Stock for each share held. No fractional shares were issued and no cash was distributed in lieu of fractional shares. One full share of CSI Common Stock was distributed for each fractional share remaining. The distribution of CSI common Stock was reflected as a dividend in the accompanying statement of shareholders' equity.

CSI was affiliated to the Company during 1997 and 1996 through officers and directors and principal shareholders in common.

NOTE G -RELATED PARTY TRANSACTIONS

The Company entered into the following transactions with various entities and individuals affiliated by virtue of common management or stock ownership for the three years ended December 31, 1997:

                                    1997      1996      1995
         Consulting and
          professional fees       $ 69,065  $ 43,525  $ 6,139
         Office administration      12,848    15,300   14,875
         Rent expense               12,600    16,200   15,750
         Consulting fee income         -         -    (18,000)
         Loss on sale of
          subsidiary                 5,988       -        -
         Interest income -
          invested with
          affiliates               (3,849)       -        -
                                 $ 96,652   $ 75,025 $ 18,764

NOTE H - SALE OF WHOLLY-OWNED SUBSIDIARIES

Hi-Tech Leasing, Inc. - Pursuant to the terms of a Capital Stock Purchase
Agreement with Corrections Services, Inc. ("CSI"), an affiliate, the Company sold its entire investment interest in Hi-Tech Leasing, Inc. on July 28, 1997. The Company received 2,000,000 shares of previously unissued restricted
Common Stock of CSI having a fair market value of $731,000. The Company incurred a $5,988 loss on the disposition of Hi-Tech Leasing, Inc.

The Company's earnings and cash flows reflect the operations of Hi-Tech
Leasing, Inc. through July 28, 1997.



                                   -10-

                 VANDERBILT SQUARE CORP. AND SUBSIDIARIES
                     NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 1997 AND 1996

NOTE H - SALE OF WHOLLY-OWNED SUBSIDIARIES (Cont'd)

Professional Programmers, Inc. - On September 30, 1997, the Company settled an obligation owing to Corrections Services, Inc., an affiliate, with the assignment of 100% of its investment interest in Professional Programmers, Inc., an inactive, wholly-owned subsidiary. Fair value of the investment transferred amounted to $16,152.

NOTE I - INCOME TAXES

The components of the provision for income taxes are as follows for the three years ended December 31, 1997:

                                1997         1996        1995

               Federal         $(12,592)   $ 24,078    $(1,978)
               State                -         1,325        -
                               $(12,592)   $ 25,403    $(1,978)

The credit provision for income taxes resulted form the reversal of prior year deferred income taxes payable.

The current income tax expected to be paid by the Company is zero. The primary difference between taxes expected to be paid based upon pre-tax financial statement income and current income tax expense relates to undistributed earnings of a sold subsidiary (Hi-Tech Leasing, Inc.).

A deferred tax benefit relating to the Company's net operating loss carryforward ($44,754) and allowance for market decline of investments
($24,037) is offset by a valuation allowance since future realization of such benefit cannot be assured from profitable operations.

The net operating loss expires in the year 2112.

NOTE J - SUPPLEMENTAL CASH FLOW INFORMATION

Disposition of Subsidiaries - The Company received Common Stock with a fair value of $731,000 in exchange for its investment in Hi-Tech Leasing, Inc. A summary of non-cash assets owned by Hi-Tech Leasing, Inc. on the date of sale follows:

         Marketable securities              $ 446,675
         Notes receivable                      59,534
         Investment in financing lease         10,035

         Non-cash assets owned                516,244
         Cash and cash equivalents            220,744

         Net assets of subsidiary sold      $ 736,988


                                   -11-


                 VANDERBILT SQUARE CORP. AND SUBSIDIARIES
                      NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1997 AND 1996


NOTE J - SUPPLEMENTAL CASH FLOW INFORMATION (Cont'd)

The Company settled a $16,152 obligation to an affiliate through the conveyance of 100% of its interest in Professional Programmers, Inc.

Shareholder's Equity - On August 26, 1997, the Company distributed investment stock to common shareholders as a dividend. Fair value of the stock amounted to $864,263.

NOTE K - DIVIDEND DISTRIBUTIONS

On August 6, 1996, the Board of Directors of the Company declared a 10% stock dividend of the outstanding Common Stock of the Company. The stock dividend was paid on September 24, 1996 to all stockholders of record at the close of business on August 23, 1996.

As more fully described in Note H to the financial statements, the Company distributed 2,803,446 shares of CSI restricted common stock to shareholders of record on August 26, 1997. Fair market value of the securities amounted to $864,263.

NOTE L - COMMITMENTS AND CONTINGENCIES

Artifacts Display Lease - On October 1, 1997, the Company entered into a one year Lease/Purchase Agreement with Seahawk Deep Ocean Technology, Inc.
("Lessor") and Michael's International Treasure Jewelry, Inc. ("Co-Lessee") for the "Dry Tortugas Treasure" (the "Treasure"). The Lease/Purchase
Agreement obligates Seahawk to lease the Treasure to the Co-Lessees for a term of one year. The lease provides for quarterly payments of $67,500. See Note
N.

Consulting Agreement - On October 1, 1997, the Company entered into a consulting agreement with First Consolidated Financial Corp. (an affiliate) which provides for annual payments of $120,000 per annum.

NOTE M - PROPOSED ACQUISITION

On September 10, 1997, the Company entered into a Letter of Intent to acquire all of the outstanding capital stock




                                    -12-


                 VANDERBILT SQUARE CORP. AND SUBSIDIARIES
                      NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1997 AND 1996


NOTE M - PROPOSED ACQUISITION (Cont'd)

of Michael's International Treasure Jewelry, Inc. ("Michael's"), a privately-held corporation. The entity is affiliated to the Company by virtue of common principal shareholders. "Michael's" operates retail jewelry stores in Miami and Key West. The stores specialize in the sale of jewelry designed with coins of antiquity.

Terms of this Letter of Intent specify a purchase price of  $3,500,000 consisting of $350,000 cash and $3,150,000 of the Company's authorized, but previously unissued, restricted common stock.  A total of 8,200,989 shares are anticipated to be issued in connection with the acquisition.  "Michael's" will become a wholly-owned subsidiary of the Company in a transaction which is expected to be recorded as a reverse acquisition for accounting and financial statement reporting purposes.

The agreement must be approved by the Board of Directors of Vanderbilt Square
Corp. and "Michael's" and by the shareholders of the Company.

NOTE N - SUBSEQUENT EVENTS

Name Change - On February 27, 1998, the Company changed its name to Treasure &
Exhibits International, Inc.

Artifacts and Displays Purchase Agreement - On March 19, 1998, the Company exercised its option to purchase artifacts previously described as the "Dry
Tortugas Treasure". See Note L. Consideration named in the agreement amounted to $2,432,500 comprised of $617,500 cash payments, a $200,000 promissory note and 9,500,000 shares of the Company's restricted common stock valued by the Buyer and Seller at $1,615,000. The Company retained the right to repurchase up to 8,000,000 shares of the restricted common stock at prices ranging from $.135 to $.15 per share. The repurchase option expires on June
10, 1998.

The Company granted the artifacts seller a one year right to put all or any of the 9,500,000 shares of restricted common stock to the Company at per share prices ranging from $.085 to $.17 per share. The Company's repurchase price of $.085 per share is dependent upon the successful registration of the shares used in the transaction.



                                  -13-


                VANDERBILT SQUARE CORP. AND SUBSIDIARIES
                      NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1997 AND 1996


NOTE N - SUBSEQUENT EVENTS (Cont'd)

As a result of the cash required to acquire the artifacts, Vanderbilt Square
Corp. borrowed $482,500 from affiliated entity. The borrowings mature on March 19, 1999.












































                                   -14-

